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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE
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CONTACT FOR AAMES FINANCIAL CORP.:                    CONTACT FOR CAPITAL Z:
David Sklar                                           Tracey T. Stearns
Aames Financial Corporation                           Kekst and Company
(213) 210-5311                                        (212) 521-4800

Jeffrey Lloyd/Linda Press
Sitrick And Company
(310) 788-2850



  NYSE APPROVES AAMES' REQUEST FOR EXCEPTION TO "SHAREHOLDER APPROVAL POLICY"

                 BASED ON THE NYSE'S FINANCIAL DISTRESS POLICY

       COMPANY TO ISSUE 75,000 SHARES OF NEWLY DESIGNATED PREFERRED STOCK


LOS ANGELES, CA, JANUARY 29, 1999 - AAMES FINANCIAL CORPORATION (NYSE: AAM), a leader in subprime home equity lending, announced that based on the NYSE's financial distress policy, the New York Stock Exchange (the "Exchange") has agreed to permit the Company to issue 75,000 shares of a newly designated preferred stock without having to seek shareholder approval. The Company will issue the stock pursuant to its previously announced agreement with Capital Z Financial Services Fund II, L.P., a $1.8 billion global private equity fund focused on the insurance, financial services and healthcare services industries, under which Capital Z will make an equity investment of up to $100 million in Aames.

         The Company expects to sell the 75,000 new preferred shares during the week of February 8, 1999. The issuance of these new preferred shares would normally require approval of the company's shareholders according to the Shareholder Approval Policy of the Exchange. However, the Audit Committee of Aames' Board of the Directors has determined that the delay necessary in securing such shareholder approval would seriously jeopardize the financial viability of the Company. That determination was based primarily on the global conditions, which have resulted in the Company's restricted access to the securitization, credit and capital markets and severely hampered the company's short-term liquidity.


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         Because of that determination, the Audit Committee, pursuant to an exception provided in the Exchange's Shareholder Approval Policy for such a situation, expressly approved the Company's omission to seek the shareholder approval that would otherwise have been required under that policy, and the Exchange has accepted the Company's application of the exception.

         Aames, in reliance on the exception, is mailing to all shareholders a letter notifying them of its intention to issue the shares without seeking their approval. No sooner than ten days after such notice is mailed, the Company will proceed to issue certificates for the new preferred shares.

         Aames Financial Corporation is a leading home equity lender, and currently operates 95 Aames Home Loan offices serving 33 states, including the District of Columbia. Its wholly-owned subsidiary, One Stop Mortgage, Inc. currently operates 41 broker offices serving 46 states, including the District of Columbia, and 17 Retail Direct offices serving 11 states.


From time to time Aames Financial Corporation may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flows and capital needs; delinquencies and losses in securitization trusts; negative impact on cash flow, right to terminate mortgage servicing; changes in interest rate environment; year 2000 compliance and technological enhancement; prepayment risk; basis risk; credit risk; risk of adverse changes in the secondary market for mortgage loans; dependence on funding sources; dependence on broker network; risks involved in commercial mortgage lending; strategic alternatives; competition; concentration of operations in California; timing of loan sales; economic conditions; contingent risks; and government regulation. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in the Company's Form 10-K for the fiscal year ended June 30, 1998 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in Form 10-Q for the quarter ended September 30, 1998.


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